ADAMIS PHARMACEUTICALS, CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Announces Private Placement

SAN DIEGO, CA--(August 19, 2014) - Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) announced today that it has completed a private placement financing transaction pursuant to which it issued 1,418,439 shares of Series A Convertible Preferred Stock to a fundamental healthcare institutional fund and received gross cash proceeds of approximately $5,000,000. The preferred stock is convertible into common stock at a conversion ratio of 1-to-1 at the option of the investor and has no preference to the common shares. The Company also issued to the investor warrants to purchase a number of shares of common stock equal to the number of shares of preferred stock purchased by the investor. The warrants, which are exercisable for a period of five years, have an exercise price of $3.40 per share and are callable for cash.

Net proceeds from this financing will be used for general corporate purposes, including without limitation to help prepare for the anticipated marketing and sales launch of the company’s epinephrine pre-filled syringe product. In May 2014, the company filed a New Drug Application with the FDA under section 505(b)(2) of the Food, Drug & Cosmetic Act for marketing approval of its pre-filled single dose syringe (PFS) product, for the emergency treatment of allergic reactions (Type I) including anaphylaxis. On July 29, 2014, the company announced that the FDA had accepted the NDA for review.

"We believe this transaction is beneficial to our shareholders. We always review opportunities to raise additional capital to help support and accelerate our development activities and product pipeline, especially when it comes from a highly-respected fundamental healthcare fund. We believe this funding will provide enough capital to support the company through the anticipated launch of our first product, the epinephrine pre-filled syringe." said Dr. Dennis J. Carlo, CEO and President of Adamis.

CRT Capital Group, LLC acted as a financial advisor for the placement. Additional information about the transaction is contained in the company's Form 8-K filing with the Securities and Exchange Commission.

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease, allergy, oncology and immunology.  The company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-3000, an HFA inhaled nasal steroid product for the treatment of allergic rhinitis. The company's vaccine product candidates and cancer drug product candidates under research and development include TeloB-VAX, a cell-based therapeutic cancer vaccine and three drugs, APC-100, APC-200, and APC-300, for the treatment of prostate cancer.

Forward Looking Statements

This press release contains forward-looking statements. These statements relate to future events or our future results of operations or future financial performance, including, but not limited to the following statements: the sufficiency of funds raised in the financing transaction described above to support the company’s operations through the anticipated launch of the epinephrine pre-filled syringe product candidate; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of its product candidates; the results of any future clinical trials that the company may conduct relating to its product candidates; the ability to fund future product development; future revenues expected from any of its product candidates, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; and the intellectual property protection that may be afforded by any patents or patent applications relating to its products and product candidates. Statements in this press release concerning future events depend on several factors beyond the company's control, including receipt of adequate funding to support these activities, the absence of unexpected developments or delays, the receipt of timely and favorable action from the FDA on the company’s NDA relating to its epinephrine pre-filled syringe product candidate; market conditions, and the regulatory approval process. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis' filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

Contact:

Contact Adamis

Mark Flather
Director, Investor Relations

& Corporate Communications
(858) 412-7951
mflather@adamispharma.com